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                     July 10, 2023

       David B. Williams
       Chief Executive Officer
       Williams Rowland Acquisition Corp.
       450 Post Road East, Suite 120
       Westport, CT 06880

                                                        Re: Williams Rowland
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 27, 2023
                                                            File No. 001-40659

       Dear David B. Williams:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joan S. Guilfoyle